Exhibit 16.1

Deloitte & Touche LLP
200 Renaissance Center
Suite 3900
Detroit, MI 48243
USA

Tel: +1 313 396 3000
Fax +1 313 396 3618
www.deloitte.com

March 8, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Chrysler Group LLC’s (the Company’s) Form 8-K/A dated March 8, 2013, and have the following comments:

1. We agree with the statements made in the first through third and fifth paragraphs of Item 4.01 of the Company’s Form 8-K/A filed March 8, 2013.

2. We have no basis on which to agree or disagree with the statements made in the fourth paragraph of Item 4.01 of the Company’s Form 8-K/A filed March 8, 2013.

Yours truly,

/s/ Deloitte & Touche LLP